Exhibit 99.1

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Maximillian Marcy Investor Relations +1 651 236 5062 max.marcy@hbfuller.com

Kimberlee Sinclair Corporate Relations +1 651 236 5823 kimberlee.sinclair@hbfuller.com

NEWS	For Immediate Release	March 5, 2012

H.B. Fuller Completes Acquisition of

Forbo’s Global Industrial Adhesives Business

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL), announced today that it has completed the acquisition of the global industrial adhesives business of Forbo Group. The company entered into an agreement to purchase this business in December 2011.

The business acquired represents about 80 percent (by revenue) of the Forbo Bonding Systems division of Forbo Group. It generated approximately $580 million in revenue for the fiscal year ended Dec. 31, 2011, operates 17 manufacturing facilities in 10 countries, and employs more than 1,100 people globally. EBITDA for the business for the 2011 fiscal year was approximately $35 million.

“The acquisition strengthens H.B. Fuller and positions us to capitalize on growth opportunities in key geographies and markets, such as packaging and durable assembly. We will leverage our combined assets – people, products, processes, systems and knowledge – to offer customers a superior choice in adhesives,” said Jim Owens, H.B. Fuller president and chief executive officer.

To learn more about the acquisition, visit www.hbfullerstrength.com.

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H.B. Fuller Completes Acquisition of Forbo’s Global Industrial Adhesives Business, continued

About H.B. Fuller Company:

For 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2011 net revenue of $1.6 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit HBFuller.com, HBFullerStrength.com, read our blog or follow GlueTalk on Twitter.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing for the fiscal year ended December 3, 2011. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

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